Exhibit 5.1
Business Objects S.A.
European Headquarters
157-159 rue Anatole France
92300 Levallois-Perret
France
November 6, 2006
          Ladies and Gentlemen:
          Reference is made to the registration statement on Form S-8 (the “Registration Statement”) filed by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of up to a maximum number of 1,000,000 ordinary shares nominal value 0.10 euro per ordinary share (the “Shares”), which will be issued free of charge pursuant to the twentieth resolution of the ordinary and extraordinary general meeting of shareholders of June 7, 2006 under the Business Objects S.A. 2006 Stock Plan (the “Plan”). In connection with this opinion, we, as your French special counsel, have examined copies of the following documents:
i.	a certified excerpt of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 7, 2006;

ii.	statutory auditor’s reports relating to the twentieth resolution of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 7, 2006, dated May 10, 2006;

iii.	a certified copy of the extract of the decision of the board of directors of the Company held on October 19, 2006 relating to the adoption of the Plan; and

iv.	a certified copy of the by-laws of the Company dated November 2, 2006 (the “Statuts”);
together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

          In connection with this opinion, we have examined originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons and such other documents, agreements and instruments, as we have deemed necessary as a basis for the opinion set forth below.
          In the context of such examination, we have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible, and we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity with the originals of all documents submitted to us as copies; and

(d)	that the meetings of the shareholders and of the board of directors of the Company have been duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been fulfilled, that the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings.
          “Generally Applicable Law” means the laws of the Republic of France (including the rules or regulations promulgated thereunder or pursuant thereto), that a French avocat exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates.
          We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to Generally Applicable Law as presently in force and currently applied in the Republic of France as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          Upon the basis of such examination, subject to any matter not disclosed to us by the parties concerned and subject to the board of directors taking such actions as shall be required to cause Shares to be issued under the twentieth resolution of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 7, 2006, we advise you that, in our opinion, any Shares to be issued pursuant to the shareholders resolution referred to above, to the extent that they are:
—	issued in compliance with the shareholders resolution referred to above, the board of directors decisions, the provisions of the relevant plan, the Statuts and the then applicable law, and

—	fully paid up in accordance with the shareholders resolution referred to above, the board of directors decisions and the provisions of the relevant plan, will be validly issued, non-assessable and fully paid up.
          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ SHEARMAN & STERLING LLP

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